FREE WRITING PROSPECTUS

For Ultimax Digital, Inc.	January 17, 2023

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated January 13, 2023;

Registration Statement No. 333-267590

Subsequent to the filing of this Free Writing Prospectus with the Securities and Exchange Commission, Ultimax Digital, Inc. (the “Company”) intends to use the attached presentation in connection with the Company’s road show relating to its initial public offering of securities described in the above-referenced Registration Statement on Form S-1.

Ultimax Digital, Inc.

By:	/s/ Jesse Sutton
Jesse Sutton, Chief Executive Officer

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ULTIMAX

ULTIMAX DIGITAL, INC.

"MAKING NFT'S EASY"

ULTIMAX IPO OFFERING TERMS (Nasdaq: NFTU)

Issuer	Ultimax Digital Inc.
Security	Common Stock
Proposed Price Per Share	$4.00
Proposed Shares Offered	1,875,000*
Proposed Offering Size	$7,500,000*
Proposed Trading Symbol	NFTU
Proposed Exchange	The Nasdaq Capital Market
Sole Bookrunning Manager/Underwriter	WestPark Capital Inc.
Number of Outstanding Shares	15,962,409

"Assumes no exercise of the underwriter's option to purchase up to 281,250 additional shares."

DISCLAIMER

CAUTIONARY NOTES ABOUT FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify the statements by the fact that they do not relate strictly to our historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunities, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, perspective products, market acceptance, future performance, results of current and anticipated products, sales efforts, expenses and the outcome. These statements are based on our management expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Commissioned Digital Art



Entertainment Content


CREEPSHOW
CREEPSHOW

ULTIMAX

NFT EXCHANGE ENGINE

Proprietary Content with Engaged Followers

User Generated by Video Game Tech


STONEHOLD



White Label Exchanges

NFT INDUSTRY DYNAMICS

Key NFT Statistics for 2022

NFT trading volume was $3.4 billion in Q3 2022*

More than 50% of NFT sales are less than $200

250,000 people trade NFTs every month on OpenSea

Source: Earthweb (*Reuters)

NFT INDUSTRY DYNAMICS

	TYPE OF MARKETPLACE				
	Open	Curated	Proprietary	Collectible	30 Day Volume
OpenSea	X				$338M
MagicEden	X				$101M
X2Y2	X				$73M
Looks Rare	X				$15M
NBA Top Shot		X	X	X	$4M
Ultimax		X	X	X	

Source: DappRadar as of October 10, 2022

ULTIMAX

NFT SALES STRATEGY

Low Price/Planned Rarity "Drops" of trading card style NFT's.

We collect all payments.

Exportable to other marketplaces for resale (we collect a royalty).


This Week's Drops
Common Drops
Barbarian #01-04
Pre-order: $4.99
Cleric #01-04
Pre-order: $4.99
Monk #01-04
Pre-order: $4.99
Paladin #01-04
Pre-order: $4.99
Ranger #01-04
Pre-order: $4.99
Rogue #01-04
Pre-order: $4.99
Sorceress #01-04
Pre-order: $4.99
Uncommon Drops

ULTIMAX NFT DROP MODEL *

TYPE	NUMBER OF NFTS	COPIES OF EACH	ESTIMATED PRICE
Common	7	1,500	$9.95
Uncommon	3	750	$14.95
Rare	3	300	$24.95
Ultirare	1	100	$49.95

*For illustrative purposes only.

THE ULTIMAX

MODEL


MORE CONTENT
MORE FOLLOWERS
MORE DROPS
MORE REVENUE

ULTIMAX

ENTERTAINMENT CONTENT


Rarity: Rare
CREEPSHOW
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CREEPSHOW
ULTIMAX


Rarity: Rare
SYFY
BLAM BLAM BLAM
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DAY OF THE DEAD
ULTIMAX

We are licencing NFT rights to pop culture content.

JOHN NEE - DIRECTOR

- 30 years of licensing experience.
- Former Head of Licensing at DC Comics and Marvel.
- Managed content rights for Batman Begins, V for Vendetta, Teen Titans and Superman Returns.



ULTIMAX

DIGITAL ART GALLERY





We are commissioning established artists to create exclusive NFT's for our Marketplace.

JUSTIN McCORMACK – HEAD OF ARTIST BRANDS

- Developed iconic brands for street art, pop culture, music and apparel.
- Experience with fine arts and NFT's.
- Former Executive VP of Consumer Products at Marvel Entertainment.
- President of Enterprises at Petersen/EMAP Media.



ULTIMAX

NFT VIDEO GAME TECH


Rarity: Ultra-rare
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STONEHOLD
ULTIMAX


Rarity: Ultra-rare
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STONEHOLD
ULTIMAX

Our patent pending technology for new and existing video games empowers gamers to easily mint game play NFTs in real time which are then posted to our Marketplace

JESSE SUTTON - CEO

- Over 25 years of video game industry experience.
- Former CEO of Nasdaq-traded Majesco Entertainment.
- Oversaw the development of hundreds of games generating over $1B in revenues.



Our unique Multi-player Online Battle Arena (MOBA) game, will be the first game to integrate our NFT Tech.

The game is now live on the Gamers First Platform.
www.gamersfirst.com



WHITE LABEL OPPORTUNITIES

Empowering Brands to Create NFT Marketplaces

Our first White Label deal is with Mobile Global E-Sports, Inc. ("MOGO") (Nasdaq: MGAM). We are partnering with MOGO to develop a "selfie" NFT trading card platform for university sports teams (including e-sports) and players at 77 universities in India.

- Amateur Sports
- Music Industry
- Consumer Product Brand

ULTIMAX LAUNCH ROADMAP

Q4 2022
StoneHold Launch

Q1 2023
First Entertainment Drop

Q1 2023
Launch of First White Label Marketplace

Q1 2023
First Art Gallery Drop

Q2 2023
Video Game NFT Tech Launch

OTHER MANAGEMENT

JONATHAN KAHN-DIRECTOR

- Former CEO of publicly traded software publisher Aladdin Systems
- Deep experience in software licensing and digital marketing including e-mail marketing
- Extensive knowledge of technology company financial reporting

PAUL GOODMAN-CO-FOUNDER/DIRECTOR

- 25 years of experience as a Securities Law Attorney
- Has counseled 100's of software, internet and cryptocurrency startups.
- Holds BA and MA Degrees in Computer Science and former member of Queens College Computer Science Faculty.

ULTIMAX

KEYS TO SUCCESS

ENTERTAINMENT CONTENT	WHITE LABEL PARTNERSHIPS	VIDEO GAME PARTNERS
AUDIENCE		

ULTIMAX

THANK YOU


Rarity: Ultra-rare
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STONEHOLD
ULTIMAX


Rarity: Ultra-rare
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STONEHOLD
ULTIMAX

ULTIMAX

Ultimax Digital, Inc. has filed a registration statement (including a prospectus) for the offering to which this communication relates. (filed October 26, 2022. Registration Statement Number 333-267590).

Before you invest, you should read the prospectus in that registration statement and other documents we has filed with the SEC for more complete information about the Company and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1–212–661–6800.